Exhibit 99.1

Lincare Holdings Inc. Announces Initiation of Quarterly Cash Dividend

Press Release Source: Lincare Holdings Inc. On Monday June 21, 2010, 4:30 pm EDT

CLEARWATER, Fla., June 21, 2010 (GLOBE NEWSWIRE) — Lincare Holdings Inc. (Nasdaq:LNCR - News) announced today that its Board of Directors has approved the initiation of a quarterly cash dividend payable at an annual rate of $0.80 per share of common stock outstanding. The first quarterly dividend of $0.20 per share will be paid on July 29, 2010 to stockholders of record as of July 15, 2010. The ex-dividend date for the quarterly dividend is July 13, 2010.

John P. Byrnes, Lincare’s Chief Executive Officer, said, “The announcement today of the initiation of a cash dividend reflects our confidence in the Company’s long-term growth opportunities and financial strength. We are pleased to have the financial flexibility to continue investing in our business while also returning a portion of our profits to our shareholders through this dividend.”

Mr. Byrnes added, “In addition to the payment of cash dividends, the Company expects to allocate future operating cash flow to capital investment, share repurchases, business acquisitions and payment of long-term obligations.”

Lincare, headquartered in Clearwater, Florida, is one of the nation’s largest providers of respiratory therapy and other services to patients in the home. The Company provides services and equipment to more than 750,000 customers in 48 states through 1,071 local centers.

Statements in this release concerning future results, performance or expectations are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. All forward-looking statements included in this document are based upon information available to Lincare as of the date hereof and Lincare assumes no obligation to update any such forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause Lincare’s ability to pay a cash dividend, actual results, levels of activity, performance or achievements to be materially different from any plans to pay a cash dividend, results, levels of activity, performance or achievements expressed or implied by any forward-looking statements. In some cases, forward-looking statements that involve risks and uncertainties contain terminology such as “may,” “will,” “should,” “could,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or variations of these terms or other comparable terminology.

Future payment of cash dividends or any changes in the dividend amount will depend on the judgment of our Board of Directors based upon the best interests of the Company, its shareholders and other factors. Such factors may include the Company’s earnings prospects, capital requirements, financial condition, financing restrictions, regulatory requirements and other factors deemed relevant by our Board of Directors. Our Board of Directors will review the dividend annually or at more frequent intervals as determined by our Board.

Contact:

Lincare Holdings Inc.

Paul G. Gabos

(727) 530-7700